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                                                                    Exhibit 10.1

            EXECUTIVE OFFICER (OTHER THAN CEO) SEVERANCE AGREEMENT
   (as amended and restated to reflect certain March, 2000 language changes)


                           __________________, 2000



(Addressee)

Dear (Addressee):

Reference is made to the agreement between us, dated _____________, 19___ (the "Agreement"), setting forth the benefits to be provided to you in the event of the termination of your employment upon the circumstances therein specified. Upon your execution of a counterpart of this letter, the Agreement shall be deemed amended and, as so amended, is restated in its entirety to read as hereinafter set forth.

AK Steel Corporation ("AKS"), since its formation, has established itself as a strong competitor in the steel industry. Continuity of the management of AKS is a critical factor to the continued growth and success of AKS. The Board of Directors ("Board") of AK Steel Holding Corporation ("Holding"), of which AKS is a wholly-owned subsidiary, believes it is in the best interest of Holding and AKS to reinforce and encourage the continued attention and dedication of key members of management to their assigned duties.

In consideration of the mutual promises contained herein, it is hereby agreed that Holding shall cause AKS to provide and AKS shall provide to you, and you shall receive from AKS, the benefits set forth in this Agreement if your employment by AKS (including, for the purposes hereof, its subsidiaries and Affiliates, as hereinafter defined) is terminated during the term of this Agreement as provided herein.

1.   Purpose
     -------

     This Agreement establishes certain basic terms and conditions relating to your employment with AKS, and special arrangements relating to the termination of your employment with AKS for any reason other than: (i) your voluntary retirement; (ii) your becoming totally and permanently disabled under the AKS long-term disability plan or policy; or (iii) your death. This Agreement supersedes all prior agreements with AKS or any predecessor business, as well as all other AKS severance policies and practices, except to the extent incorporated or restated herein. Subject to the foregoing, neither the termination of your employment nor anything contained in this Agreement shall have any affect upon your rights under (i) any tax-qualified "pension benefit plan", as such term is defined in the Employee Retirement Income
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     Security Act of 1974, as amended (ERISA), (ii) any "welfare benefit plan"
     as defined in ERISA, including by way of illustration and not limitation, any medical, surgical or hospitalization benefit coverage or long-term disability benefit coverage, or (iii) any non-qualified deferred compensation arrangement, including by way of illustration and not limitation, any non-qualified pension plan or deferred compensation plan.

2.   Employment
     ----------

     During the term of this Agreement:

     (a) you will be employed by AKS (including for this purpose any direct or indirect subsidiary or Affiliate of AKS to which you may be transferred) in your present position or in a position that is at least comparable to your present position in compensation, responsibility and stature and for which you are suited by education and background; and

     (b) you will be eligible to participate in any employee benefit plan of AKS (excluding any severance policies and practices other than this Agreement) in accordance with the terms of said plans as they may be amended from time to time.

     Plans, policies and practices that generally apply to other members of management of AKS will be referred to in this Agreement as your "Employment Benefits." Your Employment Benefits may be modified from time to time after the date hereof without violation of this Agreement if the changes apply generally to other members of management of AKS.

3.   Term of Agreement
     -----------------

     This Agreement shall be deemed effective as of ________________________, 200__ (the "Effective Date") and shall continue in effect through the later of: (i) the fifth anniversary of the Effective Date or (ii) the completion of full payment of all benefits promised hereunder except for the benefits payable pursuant to the pension benefit plans referenced in Section 1 above. This Agreement shall be automatically renewed annually from and after the fifth anniversary of the Effective Date unless written notice of non-renewal is given by you or by AKS at least ninety (90) days prior to the expiration of the term, including any extension thereof.

4.   Termination of Employment
     -------------------------

     Your employment may be terminated during the term of this Agreement in accordance with any of the following paragraphs. The date upon which the termination of your employment becomes effective is hereinafter referred to as the "Date of Termination". The period between the date of notice of termination and the Date of Termination is referred to as the "Notice Period". AKS may relieve you of your employment duties upon the giving of any notice of termination or at any time during any Notice Period; provided however, during such Notice

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     Period or the balance thereof, you shall continue to receive your full salary and Employment Benefits.

     (a)    Involuntary Termination Without Cause
            -------------------------------------

            AKS may terminate your employment without Cause (as defined in Section 4(b) below), but only upon written notice given to you by AKS not less than thirty (30) days prior to the Date of Termination. From and after the Date of Termination, pursuant to this Section 4(a), you shall be entitled to those benefits provided under Section 5.

     (b)    Involuntary Termination For Cause
            ---------------------------------

            AKS may terminate your employment for Cause, but only upon written notice, specifying the facts or circumstances constituting such Cause, which notice may be given on or at any time prior to the Date of Termination. For the purposes of this Section 4(b), "Cause" means a willful engaging in gross misconduct materially and demonstrably injurious to AKS. "Willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of AKS. From and after your Date of Termination, pursuant to this Section 4 (b), you shall only be entitled to those benefits provided under Section 8.

     (c)    Voluntary Termination Without Good Reason
            -----------------------------------------

            You may voluntarily terminate your employment without Good Reason (as defined in Section 4 (d) below), but only upon written notice given to AKS by you not less than thirty (30) days prior to the Date of Termination. From and after the Date of Termination, pursuant to this Section 4 (c), you shall only be entitled to those benefits provided under Section 8.

     (d)    Voluntary Termination For Good Reason
            -------------------------------------

            You may voluntarily terminate your employment for Good Reason (as herein defined), but only upon written notice, specifying the facts or circumstances constituting such Good Reason, given to AKS by you at least thirty (30) days prior to the Date of Termination and not more than sixty (60) days following the occurrence of the circumstances constituting such Good Reason. For the purposes of this Section 4(d), "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances (unless, in the case of clauses (i), (v), (vi), (vii) or (viii) below, such circumstances are fully corrected prior to the Date of Termination specified in the notice of termination):

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            (i)    the assignment to you of any duties inconsistent with your position within AKS or a significant adverse alteration in the nature or status of the responsibilities of your employment;

            (ii) a reduction by AKS in your annual base salary, but no such reduction shall be effective with respect to your benefits under Section 5 if you have given timely notice pursuant to this Section 4(d);

            (iii) a requirement by AKS that you be based anywhere other than the principal executive offices of AKS except for required travel on AKS business to an extent substantially consistent with customary business travel obligations;

            (iv) the failure of AKS to pay to you any portion of your compensation within seven (7) days of the date such compensation is due;

            (v) the failure of AKS, at any time within 24 months following the occurrence of a Change In Control (as defined in Section 7(b) hereof), to continue in effect any compensation plan in which you participated immediately prior to such Change In Control, which plan is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure of AKS to continue your participation in such compensation plan (or in such substitute or alternative plan) on a basis not materially less favorable to you, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than that existing immediately prior to such Change In Control;

            (vi)   any material reduction, except to the extent permitted by
                   Section 2 hereof, in your Employment Benefits;

            (vii) the failure of AKS to obtain a satisfactory agreement from any successor corporation to assume and agree to perform this Agreement, as contemplated in Section 15 hereof;

            (viii) any purported termination of your employment by AKS that is not effected in compliance with the provisions of Section 4(a) or 4(b) hereof, as the case may be;

            (ix) notice of non-renewal is given by AKS pursuant to Section 3 of this Agreement.

            If you give notice of termination for Good Reason, then, during the Notice Period (which shall not exceed 60 days), your full base salary and Employment Benefits shall

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            be the same as in effect prior to the occurrence of the
            circumstances constituting such Good Reason, subject to the right of AKS to make changes to your Employment Benefits to the extent permitted by Section 2. From and after the Date of Termination, pursuant to this Section 4 (d), you shall be entitled to those benefits provided under Section 5.

     (e)    Voluntary Termination After A Change In Control
            -----------------------------------------------

            You may voluntarily terminate your employment, with or without Good Reason, during the thirty (30)-day period immediately following the six (6)-month anniversary of a Change In Control, but only upon written notice given to AKS by you during such thirty (30)-day period specifying the Date of Termination which, unless otherwise agreed by you and AKS, shall not be less than thirty (30) days nor more than sixty (60) days following the end of such thirty (30)-day period. From and after the Date of Termination, pursuant to this
            Section 4(e), you shall be entitled to those benefits provided under
            Section 5.

5.   Special Severance Benefits
     --------------------------

     (a) If your employment with AKS is involuntarily terminated by AKS without Cause in accordance with Section 4(a), you voluntarily terminate your employment for Good Reason in accordance with Section 4(d), or you voluntarily terminate your employment after a Change In Control in accordance with Section 4(e), then you shall receive the following benefits:

            (i) Severance pay equal to your base salary shall be paid for a period (hereafter, the "Severance Pay Period") of (1) 36 months from the Date of Termination, if the notice of your termination is given within 24 months after the occurrence of a Change In Control or (2) 24 months from your Date of Termination, if the notice of your termination is given at any time other than within 24 months after the occurrence of a Change In Control. The aggregate base salary payable in accordance with this Section 5(a)(i) shall be paid to you in a single, undiscounted, lump sum payment within ten (10) days following the Date of Termination unless you have requested, in writing, at any time prior to your Date of Termination to receive payments of your base salary in regular monthly payments throughout the Severance Pay Period.

            (ii)   (1)   Within ten (10) days following the Date of Termination,
                         you will receive a lump-sum payment equal in amount to the result obtained by application of the following formula: P = (x) times (y) times (z), where:

                         P    =    the lump-sum payment;

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                         (x)  =    twelve times your monthly base salary;

                         (y)  =    the fraction obtained by dividing your annual
                                   incentive compensation which was paid or is payable to you for the immediately preceding calendar year by your actual base salary for such year; and

                         (z)  =    3.0 (if the notice of your termination is
                                   given within 24 months after the occurrence of a Change In Control, or 2.0 (if the notice of your termination is given at any time other than within 24 months after the occurrence of a Change in Control).

                   (2) Within ten (10) days following the date that payment is made to active employees of AKS, you shall receive a pro-rata payment of the annual incentive payment you would have received for the year in which your Date of Termination occurs. Such payment shall be: (A) pro-rated based upon your Date of Termination and (B) determined without giving effect to any contrary provision of the applicable incentive plan, and without giving effect to any reduction in such annual incentive payment that could result from any amendment to or termination of such annual incentive plan or a reduction in your level of participation in connection with a Change In Control. For purposes of this calculation, a termination for Good Reason under
                         Section 4(d) or after a Change In Control under Section 4(e) shall not be considered a voluntary termination under the annual incentive plan. If the plan is amended or terminated subsequent to a Change In Control such that a pro-rated payment cannot be calculated, then you shall receive the maximum payment, at your level of participation prior to the Change In Control, pro-rated based upon your Date of Termination.

                   (3) Without giving effect to any contrary provision of the applicable long-term incentive plan, you shall receive:
                         (A) payment for the prior year's performance under the plan at the same time as all other participants receive such payments, and (B) an additional amount equal to the amount in (A) within sixty (60) days of your Date of Termination. If the amount in (A) has not yet been paid at your Date of Termination, you shall receive an amount equal to two times the amount in (A) at the next long-term incentive payment date or within sixty (60) days of your Date of Termination, whichever is earlier. For purposes of this calculation, a termination for Good Reason under Section 4(d) or after a Change In Control under Section 4(e) shall not be considered a voluntary termination under the long-term incentive

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                         plan. Such payment shall be determined without giving
                         effect to any reduction in such long-term incentive payment that could result from any amendment to or termination of such plan or a reduction in your level of participation in connection with a Change In Control. If the plan is amended or terminated such that no calculation of the payment in (A) above for the prior year's performance can be made, then you shall receive twice the maximum payment in cash, at your level of participation prior to the Change In Control, in full payment of the amounts in (A) and (B) above.

            (iii) Notwithstanding any provision to the contrary in the AK Steel Holding Corporation Stock Incentive Plan as amended or any other similar plan of AKS or Holding (each, a "Plan"), or under the terms of any grant, award agreement or form for exercising any right under the Plan, you shall have the right:

                   (1) to exercise any stock option awarded to you under the Plan without regard to any waiting period required by the Plan or award agreement (but subject to a minimum six month holding period from the date of award and any restrictions imposed by law) from the first day of your Notice Period until the first to occur of the third anniversary of your Date of Termination or the date the award expires by its terms, and

                   (2) to the absolute ownership of any shares of stock granted to you under the Plan, free of any restriction on your right to transfer or otherwise dispose of the shares (but subject to a minimum six month holding period from the date of grant and any restrictions imposed by law), regardless of whether entitlement to the shares is contingent or absolute by the terms of the grant; and Holding and AKS shall take such action within the Notice Period as is necessary or appropriate to eliminate any restriction on your ownership of, or your right to sell or assign, any such shares; or AKS shall pay you, in exchange for such shares, no later than ten (10) days after the Date of Termination, an amount in cash equal to the greatest aggregate market value of the shares during the Notice Period.

                   You agree, for a period of six (6) months after your Termination Date, to continue to comply with all AKS and Holding policies and directives related to trading in Holding stock which were in effect prior to your notice of termination. If your compliance with such policies and directives precludes you from exercising any stock options or selling any shares of stock described in paragraphs (1) and
                   (2) above for a period of more than sixty (60) days from the first day of your Notice Period, then AKS will pay you in cash the

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                   difference between the average share price during the Notice
                   Period and, if less, the actual share price received by you at the time of sale provided you have completed such sale within sixty (60) days from your first opportunity to do so. The average sale price during the Notice Period will be determined by averaging the highest share price and the lowest share price during the Notice Period. Any such differential payment will be paid to you within thirty (30) days after you provide written notice to AKS requesting such payment. Such notice is to be directed to the attention of the Secretary of AKS and contain the relevant stock transaction dates and actual share price information.

            (iv) During the Severance Pay Period your Employment Benefits shall be continued, subject to the right of AKS to make any changes to your Employment Benefits permitted in accordance with Section 2; provided, however, that you shall not:

                   (1) accumulate vacation pay for periods after the Date of Termination;

                   (2) first qualify for sickness and accident, salary continuation, and long-term disability plan benefits by reason of an accident occurring or a sickness first manifesting itself after the Date of Termination;

                   (3) be eligible to continue to make contributions to any Internal Revenue Code (S) 401(k) plan maintained by AKS or qualify for a share of any employer contribution made to any tax-qualified defined contribution plan; or

                   (4) be eligible to accumulate service for pension plan purposes; and

                   provided, further, that if, during the Severance Pay Period, you are (and for so long as you remain) employed by any other employer, the obligations of AKS to continue to provide you with life insurance, medical, hospital and other health insurance benefits shall be limited solely to those benefits necessary to assure that, together with the corresponding benefits provided to you under any other plans, you receive total benefits comparable to those to which you were entitled at the Date of Termination.

            (v) You shall qualify for full COBRA health benefit continuation coverage upon the expiration of the Severance Pay Period.

            (vi)   You shall be entitled, at no cost to you, to up to twelve
                   (12) months of full executive outplacement assistance with an agency selected by AKS.

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     (b)    You shall receive payment of your benefit under the AK Steel
            Corporation Executive Minimum and Supplemental Retirement Plan (the "SERP") in accordance with the provisions of the SERP. Notwithstanding the foregoing, if your employment with AKS is involuntarily terminated by AKS without Cause in accordance with
            Section 4(a), or if at any time after a Change In Control you voluntarily terminate your employment with AKS (or any Affiliate, any successor of AKS, or any entity which as a result of the completion of the transactions causing a Change In Control becomes affiliated with AKS) for Good Reason (as defined in Section 4(d)) or after a Change In Control in accordance with Section 4(e), within ten (10) days following the Date of Termination you will receive, in addition to any benefits you may be entitled to under Section 5(a) above, a lump sum payment in an amount equal to the benefit you would be entitled to under the SERP determined as if (i) your Vesting Date (as defined under the SERP) had occurred prior to the Date of Termination (if it has not already occurred as of the Date of Termination) and (ii) you had attained age 60 prior to the Date of Termination (if you have not already attained age 60 as of the Date of Termination). The amount of any such additional benefit shall be calculated as of the Date of Termination in accordance with the benefit formula under the SERP (as if you had attained age 60, or your actual age if greater), and the payment of such benefit shall be in lieu of any payment under the SERP.

     (c) You shall receive payment of your account under the AK Steel Corporation Deferred Compensation Plan (the "DCP") in accordance with provisions of the DCP. Notwithstanding the foregoing, voluntary termination of your employment with AKS for Good Reason under
            Section 4(d) or Section 4(e) shall not be considered a voluntary termination under the DCP. Accordingly, if you terminate your employment with AKS for Good Reason under Section 4(d) or after a Change In Control under Section 4(e), you will be fully vested in the interest credited to your account under the DCP and will be paid your entire account at such time as provided under the DCP.

     (d) You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this Section 5 be reduced by any compensation or benefits earned by you as the result of employment by another employer (except as expressly provided in Section 5(a)(iv) above) or by retirement benefits, or be offset against any amount claimed to be owed by you to AKS or any of its Affiliates or successors.

     (e) For purposes of calculating any amount due under this Agreement the effect of any deferral of income shall be disregarded and all sums due shall be calculated as if no such deferral had been made.

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6.   Certain Tax Matters
     -------------------

     (a) If any of the payments provided to you pursuant to Section 5 hereof (the "Contract Payments") or any other portion of the Total Payments (as defined below) becomes subject at any time to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), AKS shall pay to you at the time specified in section 6(b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of the Excise Tax on any Contract Payments and/or other Total Payments, any federal and state and local income tax and Excise Tax upon the payment(s) provided for by this paragraph, and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the present value of the Contract Payments and such other Total Payments. For purposes of determining whether any of the foregoing payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by you in connection with a Change In Control or the termination of your employment (whether such payments are Contract Payments or are payable pursuant to the terms of any other plan, arrangement or agreement with AKS, Holding or any of their respective Affiliates or successors, any person whose actions result in a Change In Control or any corporation which, as a result of the completion of the transactions causing a Change In Control, will become affiliated with AKS or Holding within the meaning of section 1504 of the Code (such other payments, together with the Contract Payments, the "Total Payments")) shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 28OG(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel selected by AKS' independent auditors and acceptable to you ("Tax Counsel"), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or (2) the amount of excess parachute payments within the meaning of sections 28OG(b)(1) (after applying clause (i) hereof), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by AKS' independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment(s), you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment(s) is
            (are) to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment(s) is (are) to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account

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            hereunder, you shall repay to AKS at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a federal and state and local income tax deduction), plus interest on the amount of such repayment at the applicable federal rate (as defined in section 1274(d) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), AKS shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     (b) The Gross-up Payment(s) provided for in section 6(a) above shall be made not later than the tenth day following the Date of Termination or, with respect to any portion of the Excise Tax not determined on or before such date to be due, upon the imposition of such portion of the Excise Tax; provided, however, that if the amounts of such payments cannot be finally determined on or before such date, AKS shall pay to you on such day an estimate, as determined in good faith by AKS, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently finally determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the tenth day after demand by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

     (c) In the event of any change in, or further interpretation of, sections 28OG or 4999 of the Code and the regulations promulgated thereunder, you shall be entitled, by written notice to AKS, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, and AKS shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Tax Counsel incurred in connection with this Agreement shall be borne by AKS.

7.   Definitions
     -----------

     For purposes of this Agreement the following terms shall have the following meanings:

     (a)    "Affiliate" of any specified person means (i) any other person
             ---------
            which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director of officer (1) of such specified person,
            (2) of any subsidiary of such specified person or (3) of any person

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

            described in clause (i) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     (b)    "Change In Control" means the occurrence of any of the following
             -----------------
            events:

            (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Equity Interests of Holding; provided, however, that a Person shall
                                         --------  -------
                   not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by that Person or any Affiliate of that Person until the tendered shares are accepted for purchase or exchange;

            (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board, or whose nomination for election by the shareholders of Holding, as the case may be, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

            (iii) Holding fails to own 100% of the outstanding stock of AKS; provided, however, that it shall not be deemed a Change in
                   --------- -------
                   Control if Holding merges into AKS except that, in such case, AKS shall be substituted for Holding for purposes of this definition of "Change in Control" and this clause (iii) shall not longer be applicable.

     (c)    "Voting Equity Interests" of a corporation means all classes of
             -----------------------
            stock then outstanding and normally entitled to vote in the election of directors or other governing body of such corporation.

8.   Benefits Upon Voluntary Termination or Termination for Cause
     ------------------------------------------------------------

     Upon your Date of Termination for Cause in accordance with Section 4(b) or your Date of Termination without Good Reason in accordance with Section 4(c), all benefits under this

     Agreement will be void, but you nevertheless shall be eligible for any benefits provided in accordance with the plans and practices of AKS which are applicable to employees generally.

9.   Arbitration
     -----------

     Any dispute under this Agreement (except for disputes arising under Sections 10 and 12 below) shall be submitted to binding arbitration subject to the rules of the American Arbitration Association. Except as hereinafter provided, AKS and you shall each bear your own attorney's fees and shall share equally the cost of arbitration. However, if you prevail in a challenge by you to AKS' assertion of the existence of Cause for termination or in a challenge by AKS to your assertion of the existence of Good Reason for termination, you shall be reimbursed by AKS for all reasonable costs or expenses incurred by you in such challenge, including reasonable attorney's fees.

10.  Confidentiality
     ---------------

     You will not disclose to any person or use for the benefit of yourself or any other person any confidential or proprietary information of AKS without the prior written consent of an elected officer of AKS. Upon your termination of employment, you will return to AKS all written or electronically stored memoranda, notes, plans, records, reports or other documents of any kind or description (including all copies in any form whatsoever) relating to the business of AKS.

11.  Conflicts of Interest
     ---------------------

     You agree for so long as you are employed by AKS to avoid dealings and situations which would create the potential for a conflict of interest with AKS. In this regard, you agree to comply with the AKS policy regarding conflicts of interest.

12.  Covenant Not to Compete
     -----------------------

     During the term of this Agreement and for a period of one year following your Date of Termination for any reason, you agree not to be employed by, or serve as director of or consultant or advisor to, any business engaged directly or indirectly in the melting, hot rolling, cold rolling, or coating of carbon, electrical or stainless steel, or in the manufacturing of steel pipe and tubing products, or that is reasonably likely to engage in such business during the one-year period following your termination of employment; provided however, if a Change in Control occurs, the foregoing
                 -------- -------
     restriction applicable to the one year period following your Date of Termination shall lapse and be null and void.

13.  Notice
     ------

     Notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at its or his address first above written. Notices to AKS shall be marked for the attention of the Chief Executive Officer of AKS.

14.  Modification; Waiver
     --------------------

     No provision of this Agreement may be waived, modified or discharged except pursuant to a written instrument signed by you and the Chairman of the Board or the Chief Executive Officer of AKS.

15.  Successors; Binding Agreement
     -----------------------------

     (a) AKS and Holding will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of AKS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that AKS would be required to perform it if no such succession had taken place. Failure of AKS or Holding to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

     (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or, if there is no such devisee, legatee or designee, to your estate.

16.  Validity; Counterparts
     ----------------------

     This Agreement shall be governed by and construed under the law of the State of Delaware. The validity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                             Sincerely,

                                             AK STEEL HOLDING CORPORATION

Accepted and agreed to this _____ day
______________, 200__.                       By:________________________________



____________________________________
(Signature)                                  AK STEEL CORPORATION


__________________________________           By:________________________________
(Name of Employee)